Exhibit 99.1

October 21, 2026
Phoenix, Arizona

Knight-Swift Transportation Holdings Inc. Reports Third Quarter 2026 Revenue and Earnings
Knight-Swift Transportation Holdings Inc. (NYSE: KNX) ("Knight-Swift" or the "Company"), one of the largest and most diversified freight transportation companies, operating the largest full truckload fleet in North America, today reported third quarter 2026 net income attributable to Knight-Swift of $118.3 million and Adjusted Net Income Attributable to Knight-Swift1 of $135.9 million. GAAP earnings per diluted share for the third quarter of 2026 were $0.72, compared to $0.05 for the third quarter of 2025. Adjusted EPS1 was $0.83 for the third quarter of 2026, compared to $0.32 for the third quarter of 2025.

Key Financial Highlights

	Quarter Ended September 30,
	2026	2025	Change
	(Dollars in thousands, except per share data)
Total revenue	$2,200,926	$1,927,057	14.2%
Revenue, excluding truckload and LTL fuel surcharge	$1,852,830	$1,720,889	7.7%
Operating income	$178,705	$50,326	255.1%
Adjusted Operating Income [1]	$198,548	$105,951	87.4%
Net income attributable to Knight-Swift	$118,266	$7,861	1,404.5%
Adjusted Net Income Attributable to Knight-Swift [1]	$135,865	$51,281	164.9%
Earnings per diluted share	$0.72	$0.05	1,340.0%
Adjusted EPS [1]	$0.83	$0.32	159.4%

1See GAAP to non-GAAP reconciliation in the schedules following this release.
During the third quarter of 2026, consolidated total revenue was $2.2 billion, a 14.2% increase from the third quarter of 2025, while consolidated revenue, excluding truckload and LTL fuel surcharge, grew 7.7%. Consolidated operating income was $178.7 million, a 255.1% increase compared to the same quarter last year. Adjusted Operating Income was $198.5 million, an 87.4% increase year-over-year. The consolidated operating ratio for the quarter improved 550 basis points year-over-year to 91.9%, and the Adjusted Operating Ratio1 improved 450 basis points to 89.3%.
•Truckload — Revenue, excluding fuel surcharge and intersegment transactions, increased 6.5% year-over-year driven by a 9.7% improvement in revenue per loaded mile, excluding fuel surcharge and intersegment transactions. Adjusted Operating Ratio of 89.2% was 700 basis points better year-over-year, primarily driven by pricing improvement, growth in loaded miles per tractor, and a 170 basis point reduction in empty miles percentage.
•LTL — Revenue, excluding fuel surcharge, increased 0.4% year-over-year and Adjusted Operating Ratio of 91.4% increased 80 basis points. Tonnage per day grew 3.3% on a 4.8% increase in weight per shipment, and length of haul grew 6.2% year-over-year.
•Logistics — Revenue decreased 1.0% year-over-year while Adjusted Operating Income of $9.6 million grew 19.6% and Adjusted Operating Ratio improved 120 basis points to 93.1%. Revenue per load increased 46.7% while load count declined 32.6% as we maintain a disciplined approach to profitability and carrier selection. Gross margin of 18.9% increased 110 basis points year-over-year and 350 basis points sequentially from second quarter levels as contract pricing resets in line with tighter capacity conditions.
•Intermodal — Revenue grew 30.6% year-over-year and Adjusted Operating Ratio improved 200 basis points to 97.8%. Revenue per load grew 15.2%, or 5.5% excluding fuel surcharge, and load count improved 13.3% year-over-year to the highest level in over five years.

Our GAAP and non-GAAP results for the quarter include certain items that impact the comparability of year-over-year results. These items include a $22.8 million reduction in interest expense and a 19.6 percentage point decrease in the effective tax rate on our GAAP results year-over-year. Additionally, operating income for the current quarter includes $6.3 million of costs for the new accounts receivable securitization program whereas costs of the prior arrangement were reported in interest expense prior to 2026. Further, our GAAP results for the prior year quarter include a loss contingency of $11.2 million, a $2.0 million write-off of debt issuance costs, and $34.8 million of impairment charges (primarily from combining our less-than-truckload (LTL) brands under one trade name), each of which, except the loss contingency, were excluded from our non-GAAP results as shown in the reconciliation schedules following this release.
Adam Miller, CEO of Knight-Swift, commented, "The Truckload market was largely consistent with normal seasonality in the third quarter, and contractual volumes remained generally stable. Customers continue to seek reliable, quality carriers for one-way service, which is creating strong demand for our capacity, especially approaching the holiday shopping season. Industry capacity remains under pressure, and sourcing quality drivers is as challenging as it has been in years. Our training academy network is one of the largest in the country, and leveraging this advantage will be key to our success. On the pricing front, our spot pricing trended better than public indicators in the quarter, staying well above contractual rates that continued to accelerate throughout the period. Similarly, our tender rejection rates continue to run at levels two to three times that of the broader market measures. We believe our scale, trailer pool flexibility, leading one-way presence, driver training capabilities, and long history of investments in safety enhance our value proposition to shippers in the current landscape. While fuel and driver-related costs were sequential headwinds in the quarter, our ongoing efforts around pricing and cost control helped us navigate these headwinds and achieve meaningful margin improvement. We expect that ongoing cost inflation and constraints on capacity will require further meaningful rate growth in 2027 to support margin repair and investment in fleet assets.
"Beyond the truckload market, the LTL market saw solid demand and pricing conditions that are growing more supportive, partly from the tightening in the truckload market. We are encouraged by steady gains in rate renewals, ongoing improvements in freight mix, and progress driving network efficiencies. Our Logistics segment improved earnings and operating margins as contractual pricing gains and the seasonal easing in capacity costs allowed gross margins to recover. Our Intermodal segment posted strong volume growth and mid-single-digit pricing improvement before fuel surcharges, driving further margin progress. We intend to build on that momentum through continued excellence in service combined with disciplined growth and cost management.
"We anticipate a solid truckload peak season, as consumers have remained resilient, inventory levels have been well-managed, and capacity remains under pressure. We have put more peak season project arrangements in place than at any time since the pandemic. While we cannot control how much volume manifests under these arrangements, we are focused on seating our trucks and increasing utilization in order to make the most of the opportunities. Similar to our outlook last quarter, we expect momentum across our businesses to keep building as rates continue to be reset, as we maintain our cost and operational initiatives, and as we anticipate more seasonal spot and project opportunities than we have seen in recent years."
Other Income (Expense) — We recorded $0.1 million of income within "Other income (expense), net" in the third quarter of 2026, compared to $3.6 million of income in the third quarter of 2025.
Income Taxes — The effective tax rate on our GAAP results was 27.4% for the third quarter of 2026, compared to 47.0% for the third quarter of 2025. The effective tax rate on our non-GAAP results was 25.6% for the third quarter of 2026, compared to 29.6% for the third quarter of 2025.
Dividend — On August 6, 2026, our board of directors declared a quarterly cash dividend of $0.20 per share of our common stock. The dividend was payable to the Company's stockholders of record as of September 4, 2026, and was paid on September 21, 2026.

2

Segment Financial Performance
Truckload Segment

	Quarter Ended September 30,
	2026	2025	Change
	(Dollars in thousands)
Total revenue	$1,410,251	$1,236,634	14.0%
Revenue, excluding fuel surcharge and intersegment transactions	$1,154,886	$1,084,363	6.5%
Operating income	$123,082	$35,901	242.8%
Adjusted Operating Income [1]	$124,634	$41,227	202.3%
Operating ratio	91.3%	97.1%	(580	bps)
Adjusted Operating Ratio [1]	89.2%	96.2%	(700	bps)

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Our diverse Truckload segment consists of our irregular route, dedicated, refrigerated, expedited, flatbed, and cross-border truckload operations across our brands with approximately 14,500 irregular route tractors and nearly 5,900 dedicated tractors.
Demand for our Truckload service remained strong throughout the quarter as industry capacity remains under pressure and shippers continue to align with quality carriers. Truckload segment revenue, excluding fuel surcharge and intersegment transactions, grew 6.5% year-over-year, the strongest organic growth in over four years, driven by a 9.7% improvement in revenue per loaded mile, excluding fuel surcharge and intersegment transactions, which was partially offset by a 3.0% decrease in loaded miles year-over-year. In our over-the-road service, revenue per loaded mile, excluding fuel and intersegment transactions, increased mid-teens percent year-over-year. Adjusted Operating Ratio improved 700 basis points year-over-year to 89.2% as our ongoing efforts around driver training, pricing, and cost control helped us navigate driver and fuel cost headwinds in the quarter. Adjusted Operating Income improved 202.3% year-over-year, largely as a result of the improvement in pricing and a 170 basis point reduction in empty miles percentage as we improve the efficiency of our network. After the tightening driver market pressured our seated truck count during the second quarter, our targeted investments in recruiting, training, and driver pay helped to stabilize our seated truck count in July, which held through the quarter. We are preparing further measures to improve our driver development and enhance utilization to maximize our opportunities, given that margins are progressing according to plan and our load rejection rates continue to run at levels that are two to three times the public indicators. Total miles per tractor declined 0.9% year-over-year, largely due to the reduction in empty miles as loaded miles per tractor increased year-over-year for the eighth consecutive quarter.
U.S. Xpress continues to improve profitability, with pricing gains in its over-the-road division outpacing the legacy brands. We anticipate another supportive bid cycle through 2027, which should allow us to close the remaining pricing gap. After the previous quarter marked the first profitable quarter since the acquisition for the U.S. Xpress over-the-road division, this division reached a mid-90s Adjusted Operating Ratio in the third quarter. This helped to bring U.S. Xpress' total trucking Adjusted Operating Ratio into the low 90s while the legacy brands achieved an 88.0% Adjusted Operating Ratio in the quarter. Across our truckload segment, we are focused on closely monitoring market pricing and demand development, intentionally deploying capacity, intensely managing costs, increasing our seated truck percentage, and enhancing utilization in order to deliver even more quality service to our customers and maximize the opportunities provided by an improving market.

3

LTL Segment

	Quarter Ended September 30,
	2026	2025	Change
	(Dollars in thousands)
Total revenue	$434,517	$394,501	10.1%
Revenue, excluding fuel surcharge	$341,703	$340,489	0.4%
Operating income (loss)	$24,941	$(1,693)	N/A
Adjusted Operating Income [1]	$29,373	$32,056	(8.4%)
Operating ratio	94.3%	100.4%	(610	bps)
Adjusted Operating Ratio [1]	91.4%	90.6%	80	bps

1See GAAP to non-GAAP reconciliation in the schedules following this release.
The LTL market demand was generally stable, with more supportive pricing conditions beginning to emerge from the truckload market tightening. Revenue, excluding fuel surcharge, increased 0.4% year-over-year, as a 4.0% increase in revenue per shipment, excluding fuel surcharge, was partially offset by a 1.4% decrease in LTL shipments per day and a decline in revenue from dedicated services. We continued our efforts to improve network efficiency, freight mix, and service delivery through the quarter, and progress here helped drive a 2.9% sequential increase in shipment count over second quarter levels, as compared to a typical modest seasonal decrease. Improvements in freight mix produced 3.3% growth in daily tonnage, 4.8% growth in weight per shipment, and a 6.2% increase in length of haul year-over-year. Revenue per hundredweight, excluding fuel surcharge, fell 0.7%, driven by the increase in weight per shipment as our network and freight mix continue to evolve from a regional base to a national profile. Renewal rates continued their trend of mid single-digit percentage increases. The Adjusted Operating Ratio increased slightly by 80 basis points year-over-year to 91.4%, and Adjusted Operating Income declined $2.7 million primarily driven by a $4.6 million decrease in gains on sale.
We believe ongoing bid events with new and existing customers will provide further opportunities to grow shipment volume, improve our freight mix, and drive operational efficiencies. Our near-term focus is to drive both revenue and margin expansion in the business through strong service, disciplined pricing, and cost efficiency. We continue to look for both organic and inorganic opportunities to geographically expand our footprint within the LTL market.
Logistics Segment

	Quarter Ended September 30,
	2026	2025	Change
	(Dollars in thousands)
Revenue	$138,974	$140,404	(1.0%)
Operating income	$8,421	$6,837	23.2%
Adjusted Operating Income [1]	$9,571	$8,001	19.6%
Operating ratio	93.9%	95.1%	(120	bps)
Adjusted Operating Ratio [1]	93.1%	94.3%	(120	bps)

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Logistics segment revenue decreased 1.0% year-over-year, as a 46.7% increase in revenue per load was offset by a 32.6% decline in load count. Adjusted Operating Income grew 19.6% year-over-year to $9.6 million despite the slight revenue decrease as we maintained a disciplined approach to profitability and carrier selection. The Adjusted Operating Ratio of 93.1% improved 120 basis points year-over-year, as ongoing progress resetting contractual pricing catches up to the increased capacity costs. Gross margin of 18.9% improved 110 basis points year-over-year and 350 basis points sequentially.
We remain disciplined on price and diligent in carrier qualification to provide value to customers while maintaining profitability. We continue to leverage our power-only capabilities to complement our asset business, build a broader and more diversified freight portfolio, and to enhance the returns on our capital assets.

4

Intermodal Segment

	Quarter Ended September 30,
	2026	2025	Change
	(Dollars in thousands)
Revenue	$122,876	$94,083	30.6%
Operating income (loss)	$2,757	$(2,298)	N/A
Adjusted Operating Income [1]	$2,757	$156	1,667.3%
Operating ratio	97.8%	102.4%	(460	bps)
Adjusted Operating Ratio [1]	97.8%	99.8%	(200	bps)

1    See GAAP to non-GAAP reconciliation in the schedules following this release.
The Intermodal segment grew revenue 30.6% and improved its Adjusted Operating Ratio 200 basis points year-over-year through a 13.3% increase in load count, a 15.2% increase in revenue per load, and improvements in cost and network efficiency. Core pricing improved throughout the quarter, as revenue per load increased 5.5% year-over-year when excluding fuel surcharge revenue. On a sequential basis, load count grew 2.6%, and revenue per load grew 5.7%, driving 8.4% revenue growth and a 160 basis point improvement in the operating ratio over the second quarter levels. Customer demand remains robust, driven by our strong service levels and conversion opportunities supported by tight trucking capacity and high fuel prices. We remain focused on delivering excellent service and driving appropriate returns through cost control, network balance, equipment utilization, and growing our load count with disciplined pricing.
All Other Segments

	Quarter Ended September 30,
	2026	2025	Change
	(Dollars in thousands)
Revenue	$126,002	$88,880	41.8%
Operating income	$19,504	$11,579	68.4%

All Other Segments include warehousing and support services provided to our customers, independent contractors, and third-party carriers, including equipment leasing, trailer parts manufacturing, insurance, equipment maintenance, and warranty services. All Other Segments also include certain corporate expenses (such as legal settlements and accruals, as well as $11.5 million in quarterly amortization of intangibles related to the 2017 merger between Knight and Swift and certain acquisitions). Additionally, beginning January 1, 2026, All Other Segments also includes the cost of our accounts receivable securitization program that was formerly reported in interest expense.
Revenue within our All Other Segments for the third quarter increased 41.8%, driven by growth in warehousing and independent contractor support services. Operating income grew 68.4% year-over-year as a result of this growth and because the inclusion of $6.3 million of costs for the accounts receivable securitization program in the current period as cited above were less impactful than the loss contingency of $11.2 million included in the prior year period.

5

Consolidated Liquidity, Capital Resources, and Earnings Guidance
Cash Flow Sources (Uses)

	Year-to-Date September 30,
	2026	2025	Change
	(In thousands)
Net cash provided by operating activities	$799,881	$543,431	$256,450
Net cash used in investing activities	(427,856)	(424,510)	(3,346)
Net cash used in financing activities	(362,736)	(189,137)	(173,599)
Net increase (decrease) in cash, restricted cash, and equivalents [1]	$9,289	$(70,216)	$79,505
Net capital expenditures	$(426,676)	$(407,339)	$(19,337)

1"Net increase (decrease) in cash, restricted cash, and equivalents" is derived from changes within "Cash and cash equivalents," "Cash and cash equivalents – restricted," and the long-term portion of restricted cash included in "Other long-term assets" in the condensed consolidated balance sheets.
Liquidity and Capitalization — As of September 30, 2026, we had a balance of $1.7 billion of unrestricted cash and available liquidity and $7.1 billion of stockholders' equity. The face value of our debt, net of unrestricted cash ("Net Debt") was $2.1 billion as of September 30, 2026. Free Cash Flow2 for the year-to-date period ended September 30, 2026, was $373.2 million, reflecting $799.9 million in operating cash flows and $426.7 million of cash capital expenditures, net of disposal proceeds. From a financing perspective, during the year-to-date period ended September 30, 2026 we issued $1.5 billion face amount of convertible 1.0% bonds due November 2031, and we made $626.0 million of net payments on our 2025 Revolver, $826.0 million in payments on outstanding term loans, $91.9 million in payments on our finance lease liabilities and $113.5 million in payments on operating lease liabilities. Additionally, we had a net increase of $78.3 million in the outstanding investment in the accounts receivable securitization program.
Equipment and Capital Expenditures — Gain on sale of operating assets was $22.6 million in the third quarter of 2026, compared to $20.9 million in the same quarter of 2025. The average age of the tractor fleet within our Truckload segment was 2.8 years in the third quarter of 2026, compared to 2.7 years in the same quarter of 2025. The average age of the tractor fleet within our LTL segment was 3.9 years in the third quarter of 2026 and 3.9 years in the same quarter of 2025. We expect net cash capital expenditures for full-year 2026 will be in the range of $600 million - $625 million, which is a reduction from the previous range of $600 million - $650 million. Our expected net cash capital expenditures primarily represent replacements of existing tractors and trailers and investments in our terminal network, driver amenities, and technology, and exclude acquisitions.
______________
2    See GAAP to non-GAAP reconciliations in the schedules following this release.
Guidance — We expect that Adjusted EPS1 will range from $0.78 to $0.84 for the fourth quarter of 2026. In general, this guidance for the fourth quarter assumes current conditions continue with pressured capacity and stable demand and that we experience typical seasonal demand patterns in the truckload and LTL markets. Our expected Adjusted EPS1 range is based on the current truckload, LTL, and general market conditions, recent trends, and the current beliefs, assumptions, and expectations of management, as listed below. Actual results may differ from our expectations.
Truckload
•Truckload Segment revenue, excluding fuel surcharge, up low double-digit percent with Adjusted Operating Ratio improving 650 - 750 basis points year-over-year in fourth quarter.
LTL
•LTL Segment revenue, excluding fuel surcharge, up high single to low double-digit percent with Adjusted Operating Ratio improving 100 - 200 basis points year-over-year in fourth quarter.

6

Logistics
•Logistics Segment revenue flat and Adjusted Operating Ratio improving 300 - 400 basis points year-over-year in fourth quarter.
Intermodal
•Intermodal Segment revenue up 25% - 30% with Adjusted Operating Ratio improving 150 - 250 basis points year-over-year in fourth quarter.
All Other
•All Other Segments operating results, before including the $11.5 million quarterly intangible asset amortization, to be a loss of approximately $13 million to $17 million in fourth quarter, which includes approximately $6.5 million of AR securitization cost that was reported as interest expense in 2025.
Additional
•Gain on sale to be in the range of $17 million to $21 million in fourth quarter,
•Net interest expense stable sequentially in fourth quarter,
•"Other income, net" below the line expected to be roughly $1 million to $3 million in fourth quarter,
•Net cash capital expenditures for full-year 2026 expected range of $600 million - $625 million,
•Expected effective tax rate on adjusted income before taxes of approximately 24.7% to 25.7% for fourth quarter.
The factors described under "Forward-Looking Statements," among others, could cause actual results to materially vary from this guidance. Further, we cannot estimate on a forward-looking basis, the impact of certain income and expense items on our earnings per share, because these items, which could be significant, may be infrequent, are difficult to predict, and may be highly variable. As a result, we do not provide a corresponding GAAP measure for, or reconciliation to, our Adjusted EPS1 guidance.
_____________
1Our calculation of Adjusted EPS starts with GAAP diluted earnings per share and adds back the after-tax impact of intangible asset amortization (which is expected to be approximately $0.34 for full-year 2026), as well as non-cash impairments and certain other unusual items, if any.

Conference Call
Knight-Swift will host a conference call to discuss the earnings release, the results of operations, and other matters following its earnings press release on Wednesday, October 21, 2026, at 5:30 p.m. EDT. An online, real-time webcast of the quarterly conference call will be available on the Company's website at investor.knight-swift.com. Please note that since the call is expected to begin promptly as scheduled, you will need to join a few minutes before that time. Slides to accompany this call will also be posted on the Company’s website and will be available to download just before the scheduled conference call. To view the slides or listen to the webcast, please visit investor.knight-swift.com, "Knight-Swift Q3 2026 Earnings."

7

Other Information

About Knight-Swift
Knight-Swift Transportation Holdings Inc. is one of North America's largest and most diversified freight transportation companies, providing multiple full truckload, LTL, intermodal, and logistics services. Knight-Swift uses a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating one of the country's largest tractor fleets, Knight-Swift also contracts with third-party equipment providers to provide a broad range of transportation services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

Investor Relations Contact Information
Adam Miller, Chief Executive Officer, Andrew Hess, Chief Financial Officer, or Brad Stewart, Treasurer & SVP Investor Relations: (602) 606-6349

Forward-Looking Statements
This press release contains statements that may constitute forward-looking statements, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," "design", ''focus," "outlook," "foresee," "will," "could," "should," "may," "feel", "goal," "opportunity," "continue," "remain," or similar expressions. Such statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation: any projections of or guidance regarding earnings, earnings per share, Adjusted EPS, revenues, expenses, operating ratio, Adjusted Operating Ratio, cash flows, dividends, share repurchases, leverage ratio, capital expenditures (including the nature and funding thereof), gain on sale, tax rates, capital structure, capital allocation, liquidity, or other financial items; any statement of plans, strategies, and objectives of management for future operations; any statements concerning proposed acquisition plans, new services, or growth strategies or opportunities; any statements regarding future economic, industry, or Company conditions, environment, or performance, including, without limitation, expectations regarding future trade policy or tariffs, supply or demand, volume, capacity, rates, costs, inflation, or seasonality; future performance or growth of any of our reportable segments, including expected revenues, costs, utilization, or rates within our Truckload segment, expected network, door count, volumes, capacity, revenue, costs, or margin within our LTL segment, expected freight portfolio, pricing, profitability, or return on capital assets within our Logistics segment, and expected pricing, costs, freight portfolio, equipment utilization, or volumes within our Intermodal segment; any statements under “Guidance”; and any statements of belief and any statement of assumptions underlying any of the foregoing.
Forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions, and expectations of management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of Knight-Swift's Annual Report on Form 10-K for the year ended December 31, 2025, Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and various disclosures in our press releases, stockholder reports, and Current Reports on Form 8-K. If the risks or uncertainties ever materialize, or the beliefs, assumptions, or expectations prove incorrect, our business and results of operations may differ materially from those expressed or implied by such forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof, and we disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

8

Financial Statements

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2026	2025	2026	2025
	(In thousands, except per share data)
Revenue:
Revenue, excluding truckload and LTL fuel surcharge	$1,852,830	$1,720,889	$5,255,249	$5,026,053
Truckload and LTL fuel surcharge	348,096	206,168	891,612	587,306
Total revenue	2,200,926	1,927,057	6,146,861	5,613,359
Operating expenses:
Salaries, wages, and benefits	772,285	755,278	2,269,796	2,231,519
Fuel	335,519	221,807	874,218	632,619
Operations and maintenance	145,048	142,437	409,959	414,779
Insurance and claims	101,497	116,497	310,818	294,003
Operating taxes and licenses	35,461	33,263	107,590	102,154
Communications	7,325	7,047	21,012	21,811
Depreciation and amortization of property and equipment	180,190	179,036	535,160	533,053
Amortization of intangibles	18,493	19,246	56,229	57,738
Rental expense	40,667	41,647	129,595	127,709
Purchased transportation	328,154	284,386	928,929	827,402
Impairments	—	34,805	882	45,417
Miscellaneous operating expenses	57,582	41,282	190,533	135,550
Total operating expenses	2,022,221	1,876,731	5,834,721	5,423,754
Operating income	178,705	50,326	312,140	189,605
Other (expenses) income:
Interest income	1,901	2,690	5,531	8,760
Interest expense	(18,174)	(40,934)	(72,154)	(122,015)
Other income (expense) , net	97	3,638	(19,003)	27,826
Total other (expenses) income, net	(16,176)	(34,606)	(85,626)	(85,429)
Income before income taxes	162,529	15,720	226,514	104,176
Income tax expense	44,463	7,388	66,711	31,684
Net income	118,066	8,332	159,803	72,492
Net loss (income) attributable to noncontrolling interest	200	(471)	335	251
Net income attributable to Knight-Swift	$118,266	$7,861	$160,138	$72,743
Other comprehensive (loss) income	(130)	(96)	443	258
Comprehensive income	$118,136	$7,765	$160,581	$73,001

Earnings per share:
Basic	$0.73	$0.05	$0.98	$0.45
Diluted	$0.72	$0.05	$0.98	$0.45

Dividends declared per share:	$0.20	$0.18	$0.60	$0.54

Weighted average shares outstanding:
Basic	162,758	162,305	162,587	162,137
Diluted	163,300	162,647	163,244	162,537

9

Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2026	December 31, 2025
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$254,156	$220,420
Cash and cash equivalents – restricted	63,873	82,381
Trade receivables, net of allowance for doubtful accounts of $4,509 and $30,647, respectively	479,791	305,324
Contract balance – revenue in transit	17,138	9,642
Prepaid expenses	105,259	113,985
Assets held for sale	47,074	72,985
Income tax receivable	43,174	45,895
Other current assets	28,649	36,894
Total current assets	1,039,114	887,526
Property and equipment, net	4,853,124	4,717,725
Operating lease right-of-use assets	271,786	314,571
Goodwill	3,934,741	3,934,741
Intangible assets, net	1,879,267	1,935,699
Other long-term assets	163,537	165,174
Total assets	$12,141,569	$11,955,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$318,331	$200,835
Accrued payroll and purchased transportation	231,383	194,910
Accrued liabilities	71,722	66,638
Claims accruals – current portion	257,129	246,882
Finance lease liabilities and long-term debt – current portion	167,645	194,406
Operating lease liabilities – current portion	96,550	127,538
Total current liabilities	1,142,760	1,031,209
Revolving line of credit	—	626,000
Long-term debt – less current portion	180,177	1,027,793
Convertible senior notes	1,467,377	—
Finance lease liabilities – less current portion	507,721	502,042
Operating lease liabilities – less current portion	187,089	207,788
Claims accruals – less current portion	404,916	359,546
Deferred tax liabilities	931,303	904,075
Other long-term liabilities	237,589	205,117
Total liabilities	5,058,932	4,863,570
Stockholders’ equity:
Common stock	1,628	1,623
Additional paid-in capital	4,421,607	4,480,725
Accumulated other comprehensive loss	(273)	(716)
Retained earnings	2,650,102	2,600,822
Total Knight-Swift stockholders' equity	7,073,064	7,082,454
Noncontrolling interest	9,573	9,412
Total stockholders’ equity	7,082,637	7,091,866
Total liabilities and stockholders’ equity	$12,141,569	$11,955,436

10

Segment Operating Statistics (Unaudited)

Quarter Ended September 30,	Year-to-Date September 30,
2026	2025	Change	2026	2025	Change
Truckload
Average revenue per tractor	$56,419	$50,864	10.9%	$159,307	$149,014	6.9%
Non-paid empty miles percentage	12.1%	13.8%	(170	bps)	12.6%	14.0%	(140)	bps
Average length of haul (miles)	378	368	2.7%	376	370	1.6%
Miles per tractor	21,143	21,337	(0.9%)	62,460	62,697	(0.4%)
Average tractors	20,470	21,319	(4.0%)	20,734	21,513	(3.6%)
Average trailers [1]	81,003	84,044	(3.6%)	81,751	85,140	(4.0%)

LTL [2]
Shipments per day	24,681	25,028	(1.4%)	23,935	24,437	(2.1%)
Weight per shipment (pounds)	1,053	1,005	4.8%	1,049	990	6.0%
Average length of haul (miles)	715	673	6.2%	703	660	6.5%
Revenue per shipment	$246.55	$215.07	14.6%	$238.49	$212.84	12.1%
Revenue xFSC per shipment	$192.70	$185.27	4.0%	$191.54	$184.30	3.9%
Revenue per hundredweight	$23.42	$21.39	9.5%	$22.73	$21.50	5.7%
Revenue xFSC per hundredweight	$18.30	$18.43	(0.7%)	$18.26	$18.61	(1.9%)
Average tractors [3]	4,344	4,221	2.9%	4,297	4,146	3.6%
Average trailers [4]	11,627	11,016	5.5%	11,454	10,985	4.3%

Logistics
Revenue per load - Brokerage only	$2,885	$1,967	46.7%	$2,532	$1,980	27.9%
Gross margin - Brokerage only	18.9%	17.8%	110	bps	17.0%	18.2%	(120)	bps

Intermodal
Average revenue per load	$3,065	$2,660	15.2%	$2,874	$2,607	10.2%
Load count	40,090	35,375	13.3%	114,788	103,268	11.2%
Average tractors	633	573	10.5%	616	599	2.8%
Average containers	12,480	12,535	(0.4%)	12,496	12,541	(0.4%)

1Third quarter 2026 and 2025 includes 7,285 and 9,486 trailers, respectively, related to leasing activities recorded within our All Other Segments. The year-to-date period ending September 30, 2026 and 2025 includes 8,092 and 9,457 trailers, respectively, related to leasing activities recorded within our All Other Segments. Starting with the fourth quarter of 2025, the Company is excluding its chassis trailers from its average trailer calculation. Prior period information has been recast for comparability.
2Operating statistics within the LTL segment exclude dedicated and other businesses.
3Our LTL tractor fleet includes 637 and 677 tractors from ACT's dedicated and other businesses for the third quarter of 2026 and 2025, respectively. Our LTL tractor fleet includes 644 and 668 tractors from ACT's dedicated and other businesses for the year-to-date period ending September 30, 2026 and 2025, respectively.
4Our LTL trailer fleet includes 1,409 and 1,236 trailers from ACT's dedicated and other businesses for the third quarter of 2026 and 2025, respectively. Our LTL trailer fleet includes 1,358 and 1,097 trailers from ACT's dedicated and other businesses for the year-to-date period ending September 30, 2026 and 2025, respectively.

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Non-GAAP Financial Measures and Reconciliations
The terms "Adjusted Net Income Attributable to Knight-Swift," "Adjusted Operating Income," "Adjusted Operating Expenses," "Adjusted EPS," "Adjusted Operating Ratio," and "Free Cash Flow," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted Net Income Attributable to Knight-Swift, Adjusted EPS, Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. Management and the board of directors use Free Cash Flow as a key measure of our liquidity. Free Cash Flow does not represent residual cash flow available for discretionary expenditures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.
Adjusted Net Income Attributable to Knight-Swift, Adjusted Operating Income, Adjusted Operating Expenses, Adjusted EPS, Adjusted Operating Ratio, and Free Cash Flow, are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

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Non-GAAP Reconciliation (Unaudited):
Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio [1]

	Quarter Ended September 30,		Year-to-Date September 30,
	2026	2025	2026	2025
GAAP Presentation	(Dollars in thousands)
Total revenue	$2,200,926	$1,927,057	$6,146,861	$5,613,359
Total operating expenses	(2,022,221)	(1,876,731)	(5,834,721)	(5,423,754)
Operating income	$178,705	$50,326	$312,140	$189,605
Operating ratio	91.9%	97.4%	94.9%	96.6%

Non-GAAP Presentation
Total revenue	$2,200,926	$1,927,057	$6,146,861	$5,613,359
Truckload and LTL fuel surcharge	(348,096)	(206,168)	(891,612)	(587,306)
Revenue, excluding truckload and LTL fuel surcharge	1,852,830	1,720,889	5,255,249	5,026,053

Total operating expenses	2,022,221	1,876,731	5,834,721	5,423,754
Adjusted for:
Truckload and LTL fuel surcharge	(348,096)	(206,168)	(891,612)	(587,306)
Amortization of intangibles [2]	(18,643)	(19,550)	(56,664)	(58,799)
Impairments [3]	—	(34,805)	(882)	(45,417)
Legal accruals and loss contingencies [4]	(1,200)	(509)	(2,499)	(770)
Pre-acquisition U.S. Xpress tax assessment increase [5]	—	—	(8,228)	—
Severance [6]	—	(761)	(18,715)	(1,702)
Restructuring expense [7]	—	—	(200)	—
Adjusted Operating Expenses	1,654,282	1,614,938	4,855,921	4,729,760
Adjusted Operating Income	$198,548	$105,951	$399,328	$296,293
Adjusted Operating Ratio	89.3%	93.8%	92.4%	94.1%

1     Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted Operating Ratio.
2    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the 2017 Merger, the ACT acquisition, the U.S. Xpress acquisition, and other acquisitions, as well as the non-cash amortization expense related to the fair value of favorable leases assumed in the DHE acquisition included within "Rental expense" in the condensed consolidated statements of comprehensive income.
3    "Impairments" reflects the non-cash impairment:
•First quarter 2026 reflects non-cash impairments related to certain intangible assets (within the All Other Segments) and assets held for sale (within the Truckload segment).
•Third quarter 2025 impairments reflect the non-cash impairments of tradenames associated with the decision to rebrand the MME and DHE brands of our LTL businesses under the AAA Cooper brand (within the LTL segment), as well as certain discontinued software projects (within the Intermodal Segment), and certain real property leases (within the Truckload Segment). Second quarter 2025 impairments reflect non-cash impairments related to certain real property owned and leased (within the Truckload Segment). First quarter 2025 reflects non-cash impairments related to certain real property leases (within the Truckload segment).
4    "Legal accruals" are included in "Insurance and claims" and "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income and reflect the following:
•Third quarter 2026 legal expense reflects the net increased estimated exposure for accrued legal matters based on recent settlement agreements. During the second quarter of 2026, the Company recorded estimated legal expense for various legal matters and reduced the estimated amount reserved for a loss contingency related to our third-party carrier insurance business (within the All Other Segments). First quarter 2026 legal expense reflects the net increased estimated exposure for accrued legal matters based on recent settlement agreements.
•First and third quarter 2025 legal expense reflects the increased estimated exposure for accrued legal matters based on recent settlement agreements.
5    During the second quarter of 2026, the Company increased its estimate related to a pre-acquisition U.S. Xpress tax assessment (within the Truckload Segment) which is included in "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income.
6    "Severance expense" is included within "Salaries, wages, and benefits" and "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income.

13

7    "Restructuring expense" reflects costs incurred with the wind-down of Abilene Motor Express and is included within "Operations and maintenance" and "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income.

Non-GAAP Reconciliation (Unaudited):
Adjusted Net Income Attributable to Knight-Swift and Adjusted EPS [1]

	Quarter Ended September 30,		Year-to-Date September 30,
	2026	2025	2026	2025
	(Dollars in thousands, except per share data)
GAAP: Net income attributable to Knight-Swift	$118,266	$7,861	$160,138	$72,743
Adjusted for:
Income tax expense attributable to Knight-Swift	44,463	7,388	66,711	31,684
Income before income taxes attributable to Knight-Swift	162,729	15,249	226,849	104,427
Amortization of intangibles [2]	18,643	19,550	56,664	58,799
Impairments [3]	—	34,805	882	45,417
Legal accruals and loss contingencies [4]	1,200	509	2,499	770
Pre-acquisition U.S. Xpress tax assessment increase [5]	—	—	8,228	—
Severance expense [6]	—	761	18,715	1,702
Restructuring expense [7]	—	—	200	—
Write-off of deferred debt issuance costs [8]	—	2,020	1,514	2,020
USX purchase price obligation mark-to-market adjustment [9]	—	—	22,810	—
Adjusted income before income taxes	182,572	72,894	338,361	213,135
Provision for income tax expense at effective rate [10]	(46,707)	(21,613)	(85,482)	(59,303)
Non-GAAP: Adjusted Net Income Attributable to Knight-Swift	$135,865	$51,281	$252,879	$153,832

Note: Because the numbers reflected in the table below are calculated on a per share basis, they may not foot due to rounding.

	Quarter Ended September 30,		Year-to-Date September 30,
	2026	2025	2026	2025
GAAP: Earnings per diluted share	$0.72	$0.05	$0.98	$0.45
Adjusted for:
Income tax expense attributable to Knight-Swift	0.27	0.05	0.41	0.19
Income before income taxes attributable to Knight-Swift	1.00	0.09	1.39	0.64
Amortization of intangibles [2]	0.11	0.12	0.35	0.36
Impairments [3]	—	0.21	0.01	0.28
Legal accruals and loss contingencies [4]	0.01	—	0.02	—
Pre-acquisition U.S. Xpress tax assessment increase [5]	—	—	0.05	—
Severance expense [6]	—	—	0.11	0.01
Restructuring expense [7]	—	—	—	—
Write-off of deferred debt issuance costs [8]	—	0.01	0.01	0.01
USX purchase price obligation mark-to-market adjustment [9]	—	—	0.14	—
Adjusted income before income taxes	1.12	0.45	2.07	1.31
Provision for income tax expense at effective rate [10]	(0.29)	(0.13)	(0.52)	(0.36)
Non-GAAP: Adjusted EPS	$0.83	$0.32	$1.55	$0.95

1Pursuant to the requirements of Regulation G, these tables reconcile consolidated GAAP net (loss) income attributable to Knight-Swift to non-GAAP consolidated Adjusted Net Income Attributable to Knight-Swift and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.
2Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 2.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 3.

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4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 5.
6Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 6.
7Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 7.
8"Write-off of deferred debt issuance costs" reflects the following:
•During the second quarter 2026 the Company made a full repayment of the Term A-2 loan and the partial paydown of the Term A-1 loan associated with the Senior Convertible Notes transaction.
•During third quarter 2025 the Company replaced the 2021 Debt Agreement and 2023 Debt Agreement with the 2025 Debt Agreement.
9Mark-to-market adjustment related to certain purchase price obligations associated with the acquisition of U.S. Xpress.
10For the third quarter of 2026, an adjusted effective tax rate of 25.6% was applied in our Adjusted EPS calculation to exclude certain discrete items. For the year-to-date period ending September 30, 2026, an adjusted effective tax rate of 25.3% was applied in our Adjusted EPS calculation. For the third quarter of 2025, an adjusted effective tax rate of 29.6% was applied in our Adjusted EPS calculation to exclude certain discrete items. For the year-to-date period ending September 30, 2025, an adjusted effective tax rate of 27.8% was applied in our Adjusted EPS calculation.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio [1]

	Quarter Ended September 30,		Year-to-Date September 30,
Truckload Segment	2026	2025	2026	2025
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,410,251	$1,236,634	$3,959,760	$3,643,220
Total operating expenses	(1,287,169)	(1,200,733)	(3,710,475)	(3,517,299)
Operating income	$123,082	$35,901	$249,285	$125,921
Operating ratio	91.3%	97.1%	93.7%	96.5%
Non-GAAP Presentation
Total revenue	$1,410,251	$1,236,634	$3,959,760	$3,643,220
Fuel surcharge	(255,282)	(152,156)	(656,428)	(437,023)
Intersegment transactions	(83)	(115)	(270)	(451)
Revenue, excluding fuel surcharge and intersegment transactions	1,154,886	1,084,363	3,303,062	3,205,746

Total operating expenses	1,287,169	1,200,733	3,710,475	3,517,299
Adjusted for:
Fuel surcharge	(255,282)	(152,156)	(656,428)	(437,023)
Intersegment transactions	(83)	(115)	(270)	(451)
Amortization of intangibles [2]	(1,552)	(1,775)	(4,654)	(5,325)
Impairments [3]	—	(3,551)	(50)	(14,163)
Legal accruals [4]	—	—	—	(82)
Pre-acquisition U.S. Xpress tax assessment increase [5]	—	—	(8,228)	—
Severance [6]	—	—	—	(625)
Restructuring expense [7]	—	—	(200)	—
Adjusted Operating Expenses	1,030,252	1,043,136	3,040,645	3,059,630
Adjusted Operating Income	$124,634	$41,227	$262,417	$146,116
Adjusted Operating Ratio	89.2%	96.2%	92.1%	95.4%

1     Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in historical Knight acquisitions and the U.S. Xpress acquisition.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 3.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 5.
6Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 6.
7Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 7.

16

Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio [1] — (Continued)

	Quarter Ended September 30,		Year-to-Date September 30,
LTL Segment	2026	2025	2026	2025
GAAP Presentation	(Dollars in thousands)
Total revenue	$434,517	$394,501	$1,223,029	$1,133,756
Total operating expenses	(409,576)	(396,194)	(1,179,994)	(1,104,422)
Operating income (loss)	$24,941	$(1,693)	$43,035	$29,334
Operating ratio	94.3%	100.4%	96.5%	97.4%
Non-GAAP Presentation
Total revenue	$434,517	$394,501	$1,223,029	$1,133,756
Fuel surcharge	(92,814)	(54,012)	(235,184)	(150,283)
Revenue, excluding fuel surcharge	341,703	340,489	987,845	983,473

Total operating expenses	409,576	396,194	1,179,994	1,104,422
Adjusted for:
Fuel surcharge	(92,814)	(54,012)	(235,184)	(150,283)
Amortization of intangibles [2]	(4,432)	(4,949)	(14,008)	(14,996)
Impairments [3]	—	(28,800)	—	(28,800)
Adjusted Operating Expenses	312,330	308,433	930,802	910,343
Adjusted Operating Income	$29,373	$32,056	$57,043	$73,130
Adjusted Operating Ratio	91.4%	90.6%	94.2%	92.6%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the ACT, MME, and DHE acquisitions, as well as the non-cash amortization expense related to the fair value of favorable leases assumed in the DHE acquisition.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 3.

17

Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio [1] — (Continued)

	Quarter Ended September 30,		Year-to-Date September 30,
Logistics Segment	2026	2025	2026	2025
GAAP Presentation	(Dollars in thousands)
Revenue	$138,974	$140,404	$406,278	$410,323
Total operating expenses	(130,553)	(133,567)	(390,407)	(392,796)
Operating income	$8,421	$6,837	$15,871	$17,527
Operating ratio	93.9%	95.1%	96.1%	95.7%
Non-GAAP Presentation
Revenue	$138,974	$140,404	$406,278	$410,323

Total operating expenses	130,553	133,567	390,407	392,796
Adjusted for:
Amortization of intangibles [2]	(1,150)	(1,164)	(3,473)	(3,492)
Adjusted Operating Expenses	129,403	132,403	386,934	389,304
Adjusted Operating Income	$9,571	$8,001	$19,344	$21,019
Adjusted Operating Ratio	93.1%	94.3%	95.2%	94.9%

	Quarter Ended September 30,		Year-to-Date September 30,
Intermodal Segment	2026	2025	2026	2025
GAAP Presentation	(Dollars in thousands)
Revenue	$122,876	$94,083	$329,853	$269,251
Total operating expenses	(120,119)	(96,381)	(327,867)	(276,790)
Operating income (loss)	$2,757	$(2,298)	$1,986	$(7,539)
Operating ratio	97.8%	102.4%	99.4%	102.8%
Non-GAAP Presentation
Revenue	$122,876	$94,083	$329,853	$269,251

Total operating expenses	120,119	96,381	327,867	276,790
Adjusted for:
Impairments [3]	—	(2,454)	—	(2,454)
Adjusted Operating Expenses	120,119	93,927	327,867	274,336
Adjusted Operating Income (Loss)	$2,757	$156	$1,986	$(5,085)
Adjusted Operating Ratio	97.8%	99.8%	99.4%	101.9%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the U.S. Xpress and UTXL acquisitions.
3    Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 3.

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Non-GAAP Reconciliation (Unaudited):
Free Cash Flow [1]

Year-to-Date September 30, 2026

GAAP: Cash flows from operations	$799,881
Adjusted for:
Proceeds from sale of property and equipment, including assets held for sale	190,071
Purchases of property and equipment	(616,747)
Non-GAAP: Free cash flow	$373,205

1Pursuant to the requirements of Regulation G, this table reconciles GAAP cash flows from operations to non-GAAP Free Cash Flow.

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